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                                                                   Exhibit 99.9

                          SUBSCRIPTION AGENT AGREEMENT

     This Subscription Agent Agreement (the "Agreement") is made as of September __, 1999 between Samsonite Corporation(the "Company") and BankBoston, N.A, as subscription agent (the "Agent"). All terms not defined herein shall have the meaning given in the prospectus (the "Prospectus") included in the Registration Statement on Form S-1 (File No. 333-78839) filed by the Company with the Securities and Exchange Commission on May 19, 1999, as amended by any amendment filed with respect thereto (the "Registration Statement").

     WHEREAS, the Company proposes to make subscription offers by issuing certificates or other evidences of subscription rights, in the form designated by the Company (the "Subscription Certificates") to shareholders of record (the "Shareholders") of its Common Stock, par value $0.01 per share ("Common Stock"), as of a record date specified by the Company (the "Record Date"), pursuant to which each Shareholder will have certain rights (the "Rights") to subscribe for shares of Common, as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability will promptly be, delivered to the Agent; and

     WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe therein set forth, all upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1. Appointment. The Company hereby appoints the Agent to act as subscription agent in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights in accordance with the terms set forth in this Agreement and the Agent hereby accepts such appointment.

2.   Form and Execution of Subscription Certificates.

     (a) Each Subscription Certificate shall be irrevocable and transferable. The Agent shall, in its capacity as Transfer Agent of the Company, maintain a register of Subscription Certificates and the holders of record thereof (each of whom shall be deemed a "Shareholder" hereunder for purposes of determining the rights of holders of Subscription Certificates). Each Subscription Certificate shall, subject to the provisions thereof, entitle the Shareholder in whose name it is recorded to the following:

          (1) With respect to Record Date Shareholders and any of their transferees, the right to acquire during the Subscription Period, as defined in the Prospectus, at the Subscription Price, as defined in the Prospectus, one share of Common Stock for each Right (the "Primary Subscription Right"); and

          (2) With respect to Record Date Shareholders and any of their transferees, the right to subscribe for additional shares of Common Stock, subject to the availability of such shares and to the allotment of such shares as may be available among Record Date Shareholders who exercise Over-Subscription Privilege Rights on the basis specified in the Prospectus; provided, however, that such Record Date Shareholder has exercised all Basic Subscription Rights issued to him or her.

3.   Rights and Issuance of Subscription Certificates.

     (a) Each Subscription Certificate shall evidence the Rights of the Shareholder therein named to purchase Common Stock upon the terms and conditions therein and herein set forth.
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     (b) Upon the written advice of the Company, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Company Shareholders as of the Record Date to be prepared by the Agent in its capacity as Transfer Agent of the Company, prepare and record Subscription Certificates in the names of the Shareholders, setting forth the number of Rights to subscribe for the Company's Common Stock calculated on the basis of ____ Rights for one share of Common Stock recorded on the books in the name of each such Shareholder as of the Record Date. The number of Rights that are issued to Record Date Shareholders will be rounded up or down, by the Agent, to the nearest whole number of full Rights as fractional Rights will not be issued, with such adjustments as may be necessary to ensure that if all Rights are exercised, the Company will receive gross proceeds of $75 million. Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Subscription Agent. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, instruction letter and any other document as the Company deems necessary or appropriate, to all Shareholders with record addresses in the United States (including its territories and possessions and the District of Columbia). Delivery shall be by first class mail (without registration or insurance), except for those Shareholders having a registered address outside the United States (who will only receive copies of the Prospectus, instruction letter and other documents as the Company deems necessary or appropriate, if any), delivery shall be by air mail (without registration or insurance) and by first class mail (without registration or insurance) to those Shareholders having APO or FPO addresses. No Subscription Certificate shall be valid for any purpose unless so executed.

     (c) The Agent will mail a copy of the Prospectus, instruction letter, a special notice and other documents as the Company deems necessary or appropriate, if any, but not Subscription Certificates to Record Date Shareholders whose record addresses are outside the United States (including its territories and possessions and the District of Columbia ) ("Foreign Record Date Shareholders"). The Rights to which such Subscription Certificates relate will be held by the Agent for such Foreign Record Date Shareholders' accounts until instructions are received to exercise, sell or transfer the Rights.

4.   Exercise.

     (a) Record Date Shareholders may acquire shares of Common Stock on Basic Subscription Privilege and pursuant to the Over-Subscription Privilege by delivery to the Agent as specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Shareholder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii)$6.00 per share, of as disclosed in the Prospectus, for each share of Common Stock subscribed for by exercise of such Rights, in U.S. dollars by check or bank draft drawn on a bank in the United States or postal, telegraphic or express money order, in each case payable to the order of the Agent.

     (b) Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. Eastern Daylight Savings time on such date as the Company shall designate to the Agent in writing (the "Expiration Date"). For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the Corporate Actions Division of the Agent specified in the Prospectus.

     (c) Notwithstanding the provisions of Section 4 (a) and 4 (b) regarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. Eastern Daylight Savings time on the Expiration Date, if prior to such time the Agent receives a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a bank, a trust company or a member of a national securities exchange or the National Association of Securities Dealers, Inc. in a properly completed and executed Subscription Certificate, then such exercise of Basic Subscription Privilege Rights and Over-Subscription Privilege Rights shall be regarded as timely, subject, however, to receipt of the duly executed Subscription

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Certificate within three Business Days (as defined below) after the Expiration
Date (the "Guarantee Period") and full payment for their Common Stock on or prior to the Expiration Date. For the purposes of the Prospectus and this Agreement, "Business Day" shall mean any day on which trading is conducted on the New York Stock Exchange.

     (d) As soon as practicable after the expiration of the Guarantee Period (the "Confirmation Date"), the Agent shall send to each exercising shareholder (or, if shares of Common Stock on the Record Date are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee) a confirmation showing the number of shares of Common Stock acquired pursuant to the Basic Subscription Privilege, and, if applicable, the Over-Subscription Privilege, the per share and total purchase price for such shares and any excess to be refunded by the Company to such shareholder in the form of a check and stub, along with a letter explaining the allocation of shares of Common Stock pursuant to the Over-Subscription Privilege.

     (e) Any excess payment to be refunded by the Company to a shareholder will be mailed by the Agent within ten Business Days after the Confirmation Date. The Agent will not issue or deliver certificates for shares subscribed for unless payment in full therefore has been received, including collection of checks and payment pursuant to notices of guaranteed delivery.

5. Validity of Subscriptions. Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Company and handled in accordance with his or her instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

6. Over-Subscription. If, after allocation of shares of Common Stock to Record Date Shareholders, there remain unexercised Rights, then the Agent shall allot the shares issuable upon exercise of such unexercised Rights (the "Remaining Shares") to shareholders who have exercised all the Rights initially issued to them and who wish to acquire more than the number of shares for which the Rights issued to them are exercisable. Shares subscribed for pursuant to the Over-Subscription Privilege will be allocated in the amounts of such over-subscriptions. If the number of shares for which the Over-Subscription Privilege has been exercised is greater than the Remaining Shares, the Agent shall allocate the Remaining Shares to Record Date Shareholders exercising Over-Subscription Privilege based on the total number of shares of Common Stock subscribed for. The percentage of Remaining Shares each over-subscribing Record Date Shareholder will be rounded up or down to result in delivery of whole shares of Common Stock with such adjustments as may be necessary to ensure that if all Rights are exercised, the Company will receive gross proceeds of $75 million. The Agent shall advise the Company immediately upon the completion of the allocation set forth above as to the total number of shares subscribed and distributable.

7. Delivery of Certificates. The Agent will deliver (i) certificates representing those shares of Common Stock purchased pursuant to exercise of Basic Subscription Rights and (ii) certificates representing those shares purchased pursuant to the exercise of the Over-Subscription Privilege as soon as practicable after the Expiration Date and after all allocations have been effected.

8.   Holding Proceeds of Rights Offering

     (a) All proceeds received by the Agent from Shareholders in respect of the exercise of Rights shall be held by the Agent, on behalf of the Company, in a segregated account (the "Account"). Interest shall accrue to the Company on funds held in the Account pending disbursement in the manner described in
Section 4(e) above.

     (b) The Agent shall deliver all proceeds received in respect of the exercise of Rights to the Company as promptly as practicable, but in no event later than two Business Days after the Confirmation

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Date.  Proceeds held in respect of excess payments (including interest earned thereon) in connection with the exercise of the Rights shall belong to the Company.

9. Reports daily, during the period commencing on September __, 1999, until the Expiration Date, the Agent will report by telephone or telecopier (by 2:00 p.m., Eastern Daylight Savings time), confirmed by letter, to an Officer of the Company, data regarding Rights exercised, the total number of shares of Common Stock subscribed for, and payments received therefor, bringing forward the figures from the previous day's report in each case so as to show the cumulative totals and any such other information as may be mutually determined by the Company and the Agent.

10. Loss or Mutilation. If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Company and the Agent as the Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Certificate include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

11. Compensation for Services. Upon completion of the offer the Company agrees to pay to the Agent compensation for its services as such in accordance with its Fee Schedule to act as Agent, dated ________, 1999, and set forth attached hereto as Exhibit A. The Company further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.

12. Instructions and Indemnification. The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

     (a) The Agent shall be entitled to rely upon any instructions or directions furnished to it in writing by an appropriate officer of the Company, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Company in writing which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent's control.

     (b) The Company will indemnify the Agent and its nominees against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of the Company, except for any liability or expense which shall arise out of the gross negligence, bad faith or willful misconduct of the Agent or such nominees.

13. Changes in Subscription Certificate. The Agent may, without the consent or concurrence of the Shareholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Company in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Shareholders.

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14.  Assignment, Delegation.

     (a) Except as provided in Section 14(c) below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

     (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

(c) The Agent may, without further consent on the part of the Company, (i) subcontract for the performance hereof with Boston EquiServe Limited Partnership or (ii) subcontract with other subcontractors for systems, processing, and telephone and mailing services as may be required from time to time; provided, however, that the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

15. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the law of the Commonwealth of Massachusetts.

16. Third Party Beneficiaries. This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

17. Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party's duties.

18. Consequential Damages. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

19. Severability. If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

20. Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

21. Captions. The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

22. Facsimile Signatures. Any facsimile signature of any party hereto shall constitute a legal, valid and binding execution hereof by such party.

23. Confidentiality. The Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall

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remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law (including the filing of this Agreement as an exhibit to the Registration Statement).

24.  Term. This Agreement shall remain in effect until terminated on _______
__, 1999(the "Termination Date") or, prior to the Termination Date, upon 30 days' written notice by either party to the other. Upon termination of the Agreement, the Exchange Agent shall retain all canceled Certificates and related documentation as required by applicable law. All confidentiality provisions herein shall survive the Termination Date until such time that such confidential information is no longer confidential.

25. Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.



BANKBOSTON, N.A.                  SAMSONITE CORPORATION


______________________________    _______________________________________
Signature                         Signature

______________________________    _______________________________________
Title                             Title

______________________________    _______________________________________
Date                              Date

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